Exhibit 5.1

September 30, 2015

Commerce Union Bancshares, Inc.

1736 Carothers Parkway

Suite 100

Brentwood, TN 37027

Re:	Registration Statement on Form S-8
Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan
Amended and Restated Commerce Union Bancshares, Inc. Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Commerce Union Bancshares, Inc. (the “Company”) in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statement”) of 900,000 shares of the Company’s common stock, $1.00 par value (“Common Stock”), which may be issued in connection with the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), and the 1,250,000 shares of Common Stock which may be issued in connection with the Amended and Restated Commerce Union Bancshares, Inc. Stock Option Plan (together with the 2015 Plan, the “Plans”).

In connection with the opinions expressed in this letter, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement in the form in which it is being filed with the Commission and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have assumed, without making any inquiry into the reasonableness or validity thereof, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete original documents of all documents submitted to us as copies. We have reviewed certificates and made such inquiries of public officials, and have made such review of laws, as we consider necessary for purposes of this letter. We have relied as to matters of fact upon the above documents.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The shares of Common Stock to be issued under the Plans (the “Shares”) have been duly authorized; and

2.	When the Registration Statement is effective and the Shares have been issued in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and non-assessable.

Regardless of the states in which members of this firm are admitted to practice, this letter is limited to the laws of the State of Tennessee as in effect on the date hereof. Our opinion is rendered as of the date set forth above, and we disclaim any obligation to advise you of any changes in circumstances or laws that may occur after this date or to otherwise update this letter. The opinion in this letter is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ Butler Snow LLP

BUTLER SNOW LLP